Exhibit 16.1

March 3, 2026

Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen,

We have read Item 4.01 of Form 8-K dated February 27, 2026 of urban-gro, Inc., and are in agreement with the statements contained therein as it regards our firm. We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Sincerely,

/s/ Sadler, Gibb & Associates, LLC

Draper, UT